                                                                   EXHIBIT 99.1

[FRB LOGO APPEARS HERE]

                                                            NEWS


AT THE COMPANY                  AT THE FINANCIAL RELATIONS BOARD
James W. Christmas              Marilynn Meek - General Info (212) 445-8451
President and CEO               Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                  Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
March 31, 2003

         KCS ENERGY, INC. REPORTS 2002 4TH QUARTER AND FULL YEAR RESULTS
                       ANNOUNCES ACCELERATED 2003 ACTIVITY

HOUSTON, TX, MARCH 31, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the fourth quarter and year ended December 31, 2002. At the same time the Company announced its growth plans for 2003.

Commenting on 2002, KCS President and Chief Executive Officer James W. Christmas said, "We are pleased to report that the Company successfully executed its strategies in 2002 which were geared primarily toward meeting our Senior Note obligations due January 15, 2003. In order to meet these objectives and position the Company for future growth, we curtailed our drilling and overall capital expenditure programs and sold certain non-core assets. These actions allowed us to reduce debt and negotiate the financing necessary to pay off the remaining portion of the maturing Senior Notes during a challenging period in the capital markets. We also focused on developing new prospects in our core areas that could be developed early in 2003. As a result, we exited the year in a stronger financial position, with increased financial flexibility, a focused asset base in our core areas, and a quality multi-year drilling prospect inventory. We have now turned our attention to building value through oil and gas reserve and production growth, and remain committed to further debt reduction."

Financial Highlights
($ thousands except per share)

                                         12 mos. 2002       12 mos. 2001
                                         ------------       ------------
Revenue                                  $    118,819       $    191,991
Operating Income                         $     29,481       $     80,648
Income Before Income Taxes               $      9,815       $     57,220
Income (Loss) Before
   Accounting Change                     $     (3,948)      $     65,579
Net Income (Loss)                        $    (10,114)      $     65,579
Diluted Earnings (Loss) Per
   Share Before Accounting Change        $      (0.14)      $       1.69
Diluted Earnings (Loss) Per Share        $      (0.31)      $       1.69

Note: 2002 includes non-cash charges of $15.9 million related to the write-off of net deferred tax assets and $6.2 million for the cumulative effect of an accounting change to the "units of production" method of amortizing oil and gas properties.

                                        4th Qtr. 2002      4th Qtr. 2001
                                        -------------      -------------
Revenue                                 $      29,246      $      30,778
Operating Income                        $       8,445      $         276
Net Income (Loss)                       $       3,349      $      (3,628)
Diluted Earnings (Loss) Per Share       $        0.08      $       (0.11)

Total revenue was $118.8 million in 2002 compared to $192.0 million in 2001. Oil and gas revenue decreased $54.4 million due to a 14% reduction in average realized oil and gas prices and a 20% decline in production. The production declines were the result of the sale of non-core properties, the expiration of the Company's remaining VPP's, and the natural decline of production from existing properties, which was not fully offset by production from new reserves added due to the reduced capital spending program. Other revenue was down $18.7 million in 2002 compared to 2001 primarily due to non-recurring sales of emission credits and non-cash gains on derivative instruments in 2001. In 2002, lifting costs (lease operating expenses and production taxes) were reduced by 20% to $30.8 million and general and administrative expenses were reduced 7% to $8.3 million. In addition, we reduced interest expense 9% to $19.9 million, primarily as a result of ongoing debt reduction. Income before income taxes for 2002 was $9.8 million, compared to $57.2 million in 2001. However, at June 30, 2002, the Company increased its deferred income tax valuation allowance by $15.9 million, thereby reducing to zero the carrying value of net deferred tax assets with a corresponding non-cash charge to income tax expense. This resulted in a net loss before cumulative effect of accounting change for 2002 of $3.9 million. The cumulative effect of a change to the units of production method of accounting for depreciation, depletion and amortization of oil and gas properties was $6.2 million, resulting in a net loss for 2002 of $10.1 million, compared to net income of $65.6 million in 2001.

For the three months ended December 31, 2002, net income was $3.3 million compared to a net loss of $3.6 million for the same period in 2001 as a result of rebounding natural gas and oil prices and lower operating expenses in the current year period. The net loss in the 2001 period reflected a $3.7 million reserve against receivables due from an Enron affiliate.

OPERATING HIGHLIGHTS

Despite the capital constraints, KCS drilled 53 wells in 2002 with a 74% success ratio. Oil and gas reserves were 196 Bcfe at December 31, 2002 with an associated SEC PV-10 value of $344 million based on year-end prices of $4.74 per Mmbtu and $28.00 per Bbl. The Company replaced 150% of net production with reserve additions of 39.3 Bcfe at an average finding and development cost of $1.21 per Mcfe. Property sales totaled 26.7 Bcfe and reserve revisions were a negative 20.8 Bcfe, largely due to the removal of certain proved undeveloped
(PUD) locations in Wyoming and downward revision of certain Michigan properties. Production volumes in the fourth quarter declined to 89 Mmcfepd primarily as a result of property sales, the expiration of the Company's VPP program, hurricane related downtime in the Gulf of Mexico and normal declines associated with reduced capital expenditures.

While drilling activity was largely curtailed throughout the fourth quarter, KCS participated in a number of key wells including:

o Two wells drilled in the Panola Field in Latimer County, Oklahoma. The Ozment Christian #1 well (KCS WI = 38.4%) was placed on line at 3,300 Mcfpd and the Shelby 27#1, operated by KCS, began production in January at 5,600 Mcfpd (KCS WI = 31.0%).

o The Guerra C #1 well in the La Reforma Field, Hidalgo County, Texas (KCS WI = 25%) was drilled by Newfield Exploration Company to 11,500 feet and found approximately 600 feet of Vicksburg pay in six zones. The well tested in late 2002 at 9,450 Mcfpd from two deeper zones and in February a temporary plug was set and three shallower zones tested at an initial rate of 14,200 Mcfpd. Upon completion of a testing period and facility expansion, the well will be evaluated for commingling of the lower zones and rate increases. The Company is assessing an offset location and other prospects in the area.

o The KCS operated Thomas 16 #1 well in the West Arcadia Field, Bienville Parish, Louisiana was completed in Hosston intervals in December at an initial rate of 3,200 Mcfpd (KCS WI = 53%).

o Development of the Elm Grove Field in north Louisiana continued with the drilling of two wells in the fourth quarter; the Pilkington 5#2 (KCS WI = 100%) commenced production at 1,200 Mcfpd in the Cotton Valley formation and the Roos #10 (KCS WI = 100%) was completed in a Hosston zone at 960 Mcfpd.

2003 ACTIVITY

With the completion of the financing and repayment of the Senior Notes in January and the strong natural gas and oil price environment, KCS has accelerated its drilling and workover programs in 2003 with the following results to date:

o The Georgia Hoff #1 exploration well (KCS WI = 25%) was drilled in Goliad County, Texas and found several stacked Wilcox sands. The well was tested at a rate of 5,700 Mcfpd, and was placed on production in early March.

o The Weyerhauser 222 well in the Talihina Field in Latimer County, Oklahoma, reached total depth in the third quarter of 2002 and began production in late January 2003 at an initial rate of 3,200 Mcfpd (KCS WI = 32.1%). Two offset locations have been staked and will be drilled in 2003.

o Three Sawyer Canyon Field wells in Sutton County, Texas have been drilled and completed, and are producing at a combined rate of 1,800 Mcfpd (KCS WI = 92%). An additional 10 to 15 well drilling program in this field has commenced and should be completed by mid-year.

o Continuing the development program in the Elm Grove Field in north Louisiana, the Pilkington 5#3 well (KCS WI=100%) has been drilled and completed in the lower Cotton Valley formation. The well was turned on line in late February at a rate of 2,100 Mcfpd. Six workovers have also been completed recently, adding 3,000 Mcfpd of production. At least six drill wells and additional workovers are planned for the Elm Grove Field this year.

KCS anticipates drilling between 60 and 80 wells in 2003 with an initial budget of $50 million. Two thirds of the exploration and development budget is allocated to the Mid-Continent region and one third to the Gulf Coast region. Thirteen wells were drilled in the first quarter with only one dry hole. The Company anticipates spudding 7-10 wells per month for the next four months.

Commenting on the current activity, Chief Operating Officer William N. Hahne stated "Capital was curtailed throughout 2002, particularly in the fourth quarter, to conserve cash for the retirement of the Senior Notes. But in 2003, we are off and running with an exciting capital program that should grow production and reserves. We have an excellent mix of low risk development projects in the Sawyer Canyon and Elm Grove fields and higher impact drilling projects in the Panola, Talihina, La Reforma and East Marshall fields as well as other Gulf Coast exploration projects. The current pricing levels significantly increase the impact of these drilling opportunities."

HEDGING PROGRAM

The Company has entered into a series of transactions designed to limit exposure to downside price movements, yet participate in increasing prices. These transactions include a combination of purchased $4.25 per Mmbtu floors covering
0.9 Bcf for June to November 2003 and three-way collars covering approximately
2.6 Bcf of production for April through November 2003. These three way collars have an average floor price of $4.61 and allow the Company to retain all upside prices movements, except for the portion of realized prices between $5.78 and $6.28. In addition to these hedges, the Company has entered into fixed price sales contracts covering 0.8 Bcf at an average price of $5.07 for January through June and oil price swaps covering 45,000 barrels of oil at a $31.06 for February through April. Commenting on the Company's hedging program, Harry Lee Stout, Senior Vice President, Marketing and Risk Management said "KCS will continue to monitor the oil and gas price environment and intends to continue to layer in additional hedges and fixed price sales contracts to ensure cash flow to support its drilling program while enabling the Company to participate in potential price increases".

The Company's 2003 hedge transactions are summarized in the following table.

                                                     Average
                      2003          Average          Equivalent
         Type        Period       Daily Volume       NYMEX Price
         ----        ------       -------------      -----------
Gas      Fixed      Jan.-June     4,650 Mcfpd        $5.07 (at point of sale)
         Floors     June-Nov.     5,000 Mcfpd        $4.25
         3 Way      April-Nov.    10,635 Mcfpd       $4.61-5.78/6.28
Oil      Swap       Feb.-April    500 Bopd           $31.06

2003 OUTLOOK

Production (BCFE)
     WI                                           31-35
     Production Payment                            (6.8) (a)

LOE ($MM)                                         23-25
G&A ($MM)                                        7.5-8.5
DD&A                                              42-46
Interest Expense ($MM)                            18-19
Capital Expenditures ($MM)                          50

(a) The production committed to this production payment will continue to be reflected as amortization of deferred revenue at the weighted average net discounted price of approximately $4.05 per Mcfe.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

To receive KCS' latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use Company code KCS. See also http://www.frbinc.com.

The following abbreviations are utilized herein:

WI - Working Interest
SEC PV-10 -Standardized measure of discounted future net cash flows discounted at 10%. Mcf - thousand cubic feet of natural gas Bcf - billion cubic feet of natural gas Bcfe - billion cubic feet of natural gas equivalent
Btu - British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahreheit. Mcfpd - thousand cubic feet of natural gas per day Mmbtu - one million Btus Mmcfepd - million cubic feet of natural gas equivalent per day Bcpd - barrels of condensate per day Bopd - barrels of oil per day

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

###

5555 San Felipe, Suite 1200, Houston, TX  77056


                            -Financial tables follow

                                KCS Energy, Inc.
                           Condensed Income Statements

                                            Three Months Ended          Twelve Months Ended
                                               December 31,                 December 31,
                                        -------------------------      ------------------------
                                           2002           2001            2002          2001
                                        ----------     ----------      ----------    ----------
(Amounts in Thousands
Except Per Share Data)

Oil and gas revenue                     $   29,446     $   30,453      $  120,002    $  174,434
Other revenue, net                            (200)           325          (1,183)       17,557
-----------------------------------------------------------------      ----------    ----------
Total revenue                               29,246         30,778         118,819       191,991

Operating costs and expenses
   Lease operating expenses                  5,907          6,697          25,246        30,456
   Production taxes                          1,176          1,566           5,589         8,195
   General and administrative
      expenses                               2,117          1,764           8,255         8,885
   Stock compensation                          116            898             782         1,419
   Bad debt expense                            100          4,074             215         4,074
   Depreciation, depletion and
      amortization                          11,385         15,503          49,251        58,314
-----------------------------------------------------------------      ----------    ----------
Total operating costs and expenses          20,801         30,502          89,338       111,343
-----------------------------------------------------------------      ----------    ----------
Operating income                             8,445            276          29,481        80,648

Interest and other income                      158            109             279         1,319
Interest expense                            (5,624)        (4,723)        (19,945)      (21,799)
-----------------------------------------------------------------      ----------    ----------
Income (loss) before reorganization
   items and income taxes                    2,979         (4,338)          9,815        60,168
=================================================================      ==========    ==========
Reorganization items                             -              -               -        (2,948)
-----------------------------------------------------------------      ----------    ----------
Income (loss) before income taxes            2,979         (4,338)          9,815        57,220
Federal and state income tax
   expense (benefit)                          (370)          (710)         13,763        (8,359)
-----------------------------------------------------------------      ----------    ----------
Net income (loss) before cumulative
   effect of accounting change               3,349         (3,628)         (3,948)       65,579
Cumulative effect of accounting change           -              -          (6,166)            -
-----------------------------------------------------------------      ----------    ----------
Net income (loss)                            3,349         (3,628)        (10,114)       65,579
-----------------------------------------------------------------      ----------    ----------
Accretion and dividends on preferred
   stock                                      (189)        (1,020)         (1,028)       (1,761)
-----------------------------------------------------------------      ----------    ----------
Income (loss)available for common
   stockholders                         $    3,160     $   (4,648)     $  (11,142)   $   63,818
=================================================================      ==========    ==========
Earnings (loss) per share of common
   stock - basic
   Before cumulative effect of
      accounting change                 $     0.09     $    (0.13)     $    (0.14)   $     2.02
   Cumulative effect of accounting
      change                                     -              -           (0.17)            -
=================================================================      ==========    ==========
Earnings (loss) per share of common
   stock - basic                        $     0.09     $    (0.13)     $    (0.31)   $     2.02
=================================================================      ==========    ==========
Earnings (loss) per share of
   common - diluted
   Before cumulative effect of
      accounting change                 $     0.08     $    (0.13)     $    (0.14)   $     1.69
   Cumulative effect of accounting
      change                                     -              -           (0.17)            -
-----------------------------------------------------------------      ----------    ----------
Earnings (loss) per share of common
   stock - diluted                      $     0.08     $    (0.13)     $    (0.31)   $     1.69
=================================================================      ==========    ==========
Average shares outstanding for
   computation of earnings per
   share
     Basic                                  36,429         34,508          35,834        31,668
     Diluted                                40,969         34,508          35,834        38,828
=================================================================      ==========    ==========

                                KCS Energy, Inc.
                            Condensed Balance Sheets

                                                       December 31,
                                               ----------------------------

                                                   2002             2001
                                               ------------    ------------
(Thousands of Dollars)
Assets
Cash                                           $      6,935    $     22,927
Trade accounts receivable, net                       16,863          20,342
Other current assets                                  3,396           6,718
Property, plant and equipment, net                  240,294         278,677
Deferred charges and other assets                       645          18,062
-----------------------------------------------------------    ------------
 Total assets                                  $    268,133    $    346,726
===========================================================    ============
Liabilities and stockholders'
   (deficit) equity
Accounts payable and accrued liabilities       $     35,499    $     43,951
Accrued interest                                      8,174           9,089
Deferred revenue                                     66,582         111,880
Deferred credits and other liabilities                  961             877
Long-term debt                                      186,774         204,800
Preferred stock                                      12,859          15,589
Stockholders' (deficit) equity                      (42,716)        (39,460)
-----------------------------------------------------------    ------------
 Total liabilities and stockholders'
   (deficit) equity                            $    268,133    $    346,726
===========================================================    ============


                        Condensed Statements of Cash Flow


                                                       December 31,
                                               ----------------------------

                                                   2002             2001
                                               ------------    ------------

Net income (loss)                              $    (10,114)   $     65,579
DD&A                                                 49,251          58,314
Amortization of deferred revenue                    (45,182)        (63,089)
Other non-cash charges and credits, net              27,617           7,934
Reorganization items                                      -          (2,948)
------------------------------------------------------------   ------------
                                                      21,572         65,790
Net changes in assets and liabilities                   (747)       117,629
------------------------------------------------------------   ------------
Net cash provided by operating activities             20,825        183,419
Cash flow from investing activities:
Investment in oil and gas properties                 (48,596)       (85,033)
Proceeds from sale of oil and gas properties          30,474          5,100
Other capital expenditures, net                           56         (2,159)
------------------------------------------------------------   ------------
Net cash used in investing activities                (18,066)       (82,092)
Cash flow from financing activities:
Net decrease in debt                                 (18,026)      (146,905)
Issuance of convertible preferred stock, net               -         28,412
Other financing activities                              (725)            99
------------------------------------------------------------   ------------
Cash flow used by financing activities               (18,751)      (118,394)
------------------------------------------------------------   ------------
Decrease in cash and cash equivalents          $     (15,992)  $    (17,067)
===========================================================    ============

                                KCS Energy, Inc.
                                Supplemental Data


                                      Three Months Ended                Twelve Months Ended
                                         December 31,                       December 31,
                                  ---------------------------         -------------------------
                                     2002            2001                2002           2001
                                  -----------     -----------         -----------   -----------
Production data:
  Natural gas (MMcf)                    6,402           8,581              29,672        36,873
  Oil (Mbbl)                              227             296               1,003         1,230
  Liquids (Mbbl)                           67              98                 288           373

     Summary (MMcfe):
         Working Interest               7,861           9,958              34,959        41,966
         VPP                              305             987               2,458         4,525
                                  -----------     -----------         -----------   -----------
  Total                                 8,166          10,945              37,417        46,491

Other data:
Average realized prices *
  Gas (per Mcf)                   $      3.70     $      2.88         $      3.25   $      3.90
  Oil (per bbl)                   $     21.89     $     15.86         $     20.52   $     20.67
  Liquids (per bbl)               $     11.69     $     10.87         $     10.05   $     13.74
  Total (per Mcfe)                $      3.61     $      2.78         $      3.21   $      3.75

* Includes the effects of hedging.